Exhibit 10.2

Loan Agreement Summary

1.	Lender and borrower:

Borrower: Weifang Lakeland Safety Products Co., Ltd. (“WF”)

Lender: Bank of China Anqiu Branch (“BOCAB)

2.	The borrowing amounts limit: RMB 5 million, WF can select the borrowing amounts within RMB 5 million.

3.	Borrowing method: Trading financial, WF mortgaged inventory valued at RMB 18,357,925 to the bank. The bank hired a professional firm to supervise WF’s inventory flow, which WF will pay at a yearly rate of RMB 40,000.

4.	Interest: Interest based on 123% of the benchmark rate. Payment requirements are the 21st of each month.

5.	Borrowing period: up to one year. The longest borrowing period is one year, WF can select the borrowing period (ex. three months, six months, etc.)